AMENDMENT TO TRANSFER AGENCY AND SERVICES AGREEMENT

Financial Investors Trust – Grandeur Peak Funds

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of December 15, 2021 (the “Effective Date”):

Term	Means
“Existing Agreement”	Transfer Agency and Services Agreement, by and between ALPS and FIT, dated September 13, 2011, as amended
“ALPS”	ALPS Fund Services, Inc.
“FIT”	Financial Investors Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

FINANCIAL INVESTORS TRUST		ALPS Fund Services, Inc.
By:	/s/Dawn Cotten	By:	/s/ Ken Fullerton
Name:	Dawn Cotten	Name:	Ken Fullerton
Title:	President	Title:	Authorized Representative

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Appendix A to the Existing Agreement is hereby deleted in its entirety and replaced with the following new Appendix A:

Appendix A

List of Funds

Grandeur Peak Emerging Markets Opportunities Fund

Grandeur Peak Global Contrarian Fund

Grandeur Peak Global Explorer Fund

Grandeur Peak Global Micro Cap Fund

Grandeur Peak Global Opportunities Fund

Grandeur Peak Global Reach Fund

Grandeur Peak Global Stalwarts Fund

Grandeur Peak International Opportunities Fund

Grandeur Peak International Stalwarts Fund

Grandeur Peak US Stalwarts Fund

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as is the Existing Agreement.